Exhibit 99.1

APPROVED BY:
Steve Neil
Chief Financial Officer
(925) 969-7000

Contacts:

Investors	Media
EVC Group	EVC Group
Douglas Sherk, 415-896-6820	Sheryl Seapy
Jennifer Beugelmans, 415-896-6820	415-272-3323

FOR IMMEDIATE RELEASE

OCULAR SCIENCES REPORTS STRONG FOURTH QUARTER RESULTS

• Revenue Grows 18.7%; International Revenue Grows 31.3%

• E.P.S. of $0.29; $0.43 Prior to Manufacturing Consolidation Expenses

• Year-over-Year Operating Margins Prior to Manufacturing Consolidation
Expenses Improve More Than 360 Basis Points

CONCORD, CA, February 19, 2004—Ocular Sciences, Inc. (NASDAQ: OCLR) today announced fourth quarter net revenue of $81.2 million, up 18.7% (10% in constant currency) over the same period one year ago. Net income for the quarter was $7.2 million, or $0.29 per diluted share, and included $3.5 million, or $0.14 per diluted share, of after-tax restructuring and related expenses associated with the manufacturing consolidation program announced in the fourth quarter of 2002. The fourth quarter performance compares with net revenue of $68.4 million and a net loss of $23.7 million, or $1.00 per diluted share for the fourth quarter of 2002. Net income for the fourth quarter of 2003, prior to restructuring and related expenses, was $10.7 million, or $0.43 per diluted share, as compared with $8.2 million, or $0.34 per diluted share, prior to restructuring and related expenses, for the fourth quarter of 2002.

     “We finished 2003 with strong sales momentum,” said Stephen J. Fanning, President and CEO of Ocular Sciences. “Our international operations generated more than 30% revenue growth (16% in constant currency) as well as increased operating leverage during the fourth quarter. Our European revenue grew nearly 36% in the fourth quarter, and 32% for the full year, which we believe makes Ocular the fastest growing major contact lens manufacturer operating in the European market. On a constant currency basis, European revenue grew 18% in the fourth quarter and 15% for the year. We’re also executing well in Japan where sales were nearly $65 million for the full year, growing 29% in the fourth quarter and 31% for the year. On a constant currency basis, Japanese sales grew 16% in the fourth quarter and 22% for the year.

     “Our core U.S. disposable contact lens sales increased 8.6% during the fourth quarter compared to the same period last year,” continued Mr. Fanning. “Once again, our U.S. disposable Toric sales growth during the quarter exceeded 50% and our U.S. market share of disposable Torics increased to approximately 15%. For the full year, core U.S. disposable contact lens sales grew 6.9% and disposable Toric sales growth exceeded 70%. While the legacy conventional contact lens business acquired from Essilor continued to decline as anticipated, the growth of our core disposable lens business more than offset this decline as total U.S. sales increased more than 3% in the quarter and 2% for the year.”

     For the year ended December 31, 2003, Ocular Sciences reported net revenue of $310.6 million, up 16.3% (10% in constant currency) from net revenue of $267.1 million for the year ended December 31, 2002. Net income for the year was $26.6 million or $1.09 per diluted share, compared with $7.2 million or $0.30 per diluted share for 2002. It is important to note that net income for 2003 included approximately $11.5 million, or $0.47 per diluted share of restructuring and related expenses, net of taxes, associated with Ocular’s manufacturing transition program as compared with $31.9 million, or $1.30 per diluted share of similar charges recorded in 2002. Additionally, 2003 net sales include 12 months of sales resulting from the Seiko Contact Lens business which was acquired in April 2002.

     Gross margin for the fourth quarter was 55.6%, a 270 basis point improvement compared with fourth quarter 2002 gross margin and a 140 basis point improvement over the previous quarter. “Our improved fourth quarter gross margin reflects the impact from the lower unit costs generated as a result of our manufacturing transition program,” added Mr. Fanning. “Additionally, when restructuring and related expenses are excluded, our operating margin of 15.8% increased by more than 360 basis points over the fourth quarter of last year. Operating margin as reported was 11.6% for the quarter.”

     “Our manufacturing transition program is proceeding according to plan and is nearing completion,” commented Steven M. Neil, CFO of Ocular Sciences. “Production of our daily disposable lenses, which are lenses that are disposed of after one use, has been fully transitioned to the new Generation II equipment and we are realizing approximately 40% lower unit production costs compared with the beginning of 2003 for this specialty high growth category. We’re now capitalizing on the increasing demand for this specialty lens and are well positioned to benefit from international daily disposable lens growth in 2004, which is the largest lens category in both Europe and

Japan. Over the next several months, as we sell through the inventories that were produced in advance of our transition to the new Generation II equipment, we expect to see continued improvement in our cost of goods sold for the daily disposables. Other disposable product lines are also expected to see improvement in their cost of goods sold as 2004 progresses,” Mr. Neil said.

     The Company’s balance sheet remained strong with $34 million in cash at year end. Inventory levels continued to decline and were down by approximately $2.4 million in the fourth quarter which followed a third quarter decline of $6.3 million. Inventory turns remained at just over two turns. Debt was reduced to $17.3 million as of December 31, 2003, a decline of $13.9 million during the year, and days sales outstanding remained low at 65 compared with 75 days a the end of last year. For the year ended December 31, 2003, Ocular Sciences generated cash from operations of $54.6 million, and free cash flow of $23 million, $34.3 million excluding restructuring expenses. “Capital expenditures for the year totaled $32 million,” added Mr. Neil. “In the fourth quarter, capital expenditures were $13 million as we worked on expanding our disposable Toric manufacturing capacity at our Puerto Rico facility, and initiated a program to add daily manufacturing capacity.”

     “As we execute our plan to build consistent profitable growth, we are beginning to realize the benefits of our investments in the manufacturing transition program as well as in programs to boost sales in international and domestic markets” said John Fruth, Chairman of the Board of Ocular Sciences. “The fundamentals of the contact lens business continue to improve and we are competing in a growing and rational market. Our products, especially in the Toric and daily disposable specialty segments, are extremely successful and we are operating at full manufacturing capacity in these two categories. With the consistent and building growth in these important specialty categories, we are prudently expanding capacity in Torics and dailies to meet demand. This expansion will allow us to introduce additional Toric product kits in the US and Europe, prepare for the Toric product launch in Japan in 2005 and capitalize on the continued expanded demand for dailies in both Japan and Europe. We also plan on introducing daily disposable lenses in the U.S. once we build sufficient manufacturing capacity. We continue to closely watch our expenses and execute our manufacturing strategies. While we will invest some of our profits in 2004 in new product development, additional sales personnel and marketing programs to enhance our long term growth prospects, we believe that 2004 will be a record year for Ocular,” Mr. Fruth concluded.

Guidance

     The Company provided guidance for the full year ending December 31, 2004. Sales are expected to grow a minimum of 8 to 10% as compared to the minimum of 8% expected in late October. The manufacturing transition program initiated in December 2002 is expected to be completed during 2004, and $8 — $10 million in expenses are expected to be incurred during the year. While operating margins are expected to expand in 2004, the Company plans to almost double its investment in product development, focusing largely on continuous wear, silicon-hydrogel product development with a targeted market launch in 2005. The Company also anticipates increasing its investments in sales and marketing slightly greater than sales growth in order to support a sustainable double-digit sales growth rate for the foreseeable future. The effective tax rate, prior to expenses incurred in the manufacturing transition program, is expected to be approximately 22%, compared with 19.5% in 2003, due to increased international income generated in higher tax rate jurisdictions. Earnings per share for 2004 before restructuring costs are expected to be $1.72 to $1.75, assuming 25 million fully diluted shares outstanding. Earnings per share for 2004 including restructuring costs are expected to be $1.33 to $1.40. The Company expects cash flow from operations of approximately $60 to $63 million and free cash flow of $22 to $25 million.

Use of Non-GAAP Measures

     The Company believes that non-GAAP measures of operating expenses, operating margin, free cash flows and diluted earnings per share before restructuring and other charges are appropriate measures for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to the restructuring costs associated with the manufacturing consolidation program announced in December 2002, and, in turn, allows them to compare the Company’s results of operations with those of other companies on a more comparable basis. The Company also believes that the use of a free cash flow measure is appropriate information because it provides investors and others with a measure of cash generated by the Company which could be available to fund on going operations, repay creditors and generate returns to shareholders.

Conference Call

     Ocular will host a conference call and webcast today, Thursday, February 19, 2004 at 4:30 p.m. ET to discuss the Company’s fourth quarter and full year 2003 results, outlook for 2004 and current corporate developments. The dial in number for the conference call is 800-218-9073 for domestic participants and 303-262-2143 for international participants.

     A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 9:00 p.m. ET on Thursday, February 26, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay callers should use passcode 567299#. To access the live webcast of the call, go to Ocular’s website at www.ocularsciences.com and click on the Investors icon. An archived webcast will also be available at www.ocularsciences.com.

Safe Harbor Statement

     This release contains forward-looking statements including the Company’s beliefs about its business prospects and future results of operations, including expected reduction in production costs, completion of its manufacturing transition program, growth in U.S. and international markets, category growth in disposable Torics and disposable dailies, planned product launches and expected sales, operating income and other results for 2004. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, effective income tax rates, the impact of competitive products and pricing, product demand both domestically and overseas, market receptiveness to new product launches, extended manufacturing difficulties, customer bad debts, currency fluctuations, changes in the anticipated earnings of the Company and other factors detailed in the Company’s filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake any obligation to update them.

About Ocular Sciences, Inc.

Ocular Sciences, Inc. manufactures a broad line of high quality, competitively priced soft contact lenses marketed directly to eye-care practitioners. The Company’s lenses are brand and product differentiated by distribution channel, and Ocular’s unique lens technology makes thinner lenses that are easier to handle and more comfortable to wear than those of leading competitors.

(tables to follow)

OCULAR SCIENCES, INC.

(In thousands, except per share data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002*	2003	2002*

	(unaudited)
Net sales	$81,168	$68,412	$310,563	$267,121
Cost of sales	36,074	32,212	143,391	120,337

Gross profit	45,094	36,200	167,172	146,784
Selling and marketing expenses	23,166	20,949	86,030	72,937
General and administrative expenses	7,982	5,720	29,618	24,708
Research and development expenses	1,143	1,224	6,133	4,910
Restructuring and related expenses	3,425	34,484	10,858	34,484

Income (loss) from operations	9,378	(26,177)	34,533	9,745
Interest expense	(77)	(154)	(634)	(775)
Interest income	232	95	594	422
Other income, net	290	1,646	1,881	3,511
Income (loss) before taxes	9,823	(24,590)	36,374	12,903
Benefit from (provision for) income taxes	(2,652)	871	(9,820)	(5,690)

Net income (loss)	$7,171	$(23,719)	$26,554	$7,213

Net income (loss) per share data:
Diluted net income per share	$0.29	$(1.00)	$1.09	$0.30

Weighted average common and dilutive potential common shares outstanding	24,991	23,778	24,340	24,418

* Certain prior year amounts have been changed to conform with current year presentation.

	As of

	December 31,	December 31,
	2003	2002

CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, restricted cash, short-term and long-term investments	$34,443	$11,667
Working capital	123,935	104,650
Total assets	402,230	352,089
Total debt	17,288	31,150
Total stockholders’ equity	301,845	249,950

Non-GAAP Reconciliations

Operating Income

	Three Months Ended		Three Months Ended
	December 31, 2003		December 31, 2002

		% of Sales		% of Sales

Income (loss) from operations	$9,378		$(26,177)
Restructuring and related expenses	3,425		34,484
Operating income before restructuring and related expenses	$12,803	15.8%	$8,307	12.1%

Free Cashflow

Twelve Months Ended
December 31, 2003

Net cash provided by operating activities	$54,655
Capital expenditures	(31,786)

Free cash flow	$22,869

Impact of restructuring and related expenses on free cash flow	11,468

Free cash flow excluding restructuring expenses	$34,337

EPS

	Three Months Ended	Twelve Months Ended
	December 31, 2003	December 31, 2003

GAAP EPS	$0.29	$1.09
Impact of restructuring and related expenses on EPS	0.14	0.47

EPS before restructuring and related expenses	$0.43	$1.56

Income before taxes	$9,823	$36,374
Restructuring and related expenses, before taxes	3,425	10,858

Income before restructuring and related expenses and taxes	$13,248	$47,232

Tax rate excluding restructuring and related expenses	19.5%	19.5%
Net income excluding restructuring and related expenses	$10,665	$38,022
Impact of restructuring and related expenses on EPS	3,494	11,468

GAAP net income	$7,171	$26,554

Weighted diluted shares	24,991	24,340

EPS excluding restructuring and related expenses	$0.43	$1.56